TO
THE TRANSFER AGENCY SERVICES AGREEMENT
BETWEEN
EXCHANGE TRADED CONCEPTS TRUST
and
BROWN BROTHERS HARRIMAN & CO.
Dated as of 10/4/2013

The following is a list of Funds/Portfolios for which BBH shall serve under a Transfer Agency Services Agreement dated as of 9/28/2009 "the Agreement":

YieldShares High Income ETF

Forensic Accounting ETF

VelocityShares Equal Risk Weighted Large Cap ETF

Robo-Stox™ Global Robotics and Automation Index ETF

IN WITNESS WHEREOF, each of the parties hereto has caused this to be executed in its name and on behalf of each such Fund/Portfolio.

EXCHANGE TRADED CONCEPTS TRUST BY:

/s/ J. Garrett Stevens
NAME:  J Garrett Stevens
TITLE: President

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